As filed with the Securities and Exchange Commission on May 2, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UMB Financial Corporation

(Exact name of registrant as specified in its charter)

Missouri	43-0903811
(State of incorporation)	(I.R.S. Employer Identification No.)

1010 Grand Boulevard

Kansas City, Missouri 64106

(816) 860-7000

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Dennis R. Rilinger Executive Vice President and General Counsel 1010 Grand Boulevard Kansas City, Missouri 64106 (816) 860-7000	Copy to: Victoria R. Westerhaus Stinson Morrison Hecker LLP 1201 Walnut, Suite 2900 Kansas City, Missouri 64106 (816) 691-2427
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.     ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box .    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer	☒	Accelerated Filer	☐

Non-accelerated Filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock (Par Value $1.00 Per Share)	500,000 shares	$48.225(2)	$24,112,500.00(2)	$2,763.29

(1)	If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered by this registration statement changes, then the provisions of Rule 416 under the Securities Act shall apply to this registration statement, and this registration statement shall be deemed to cover the additional securities resulting from the split of, or the dividend on, the securities covered by this registration statement.
(2)	Estimated solely for the purpose of determining the registration fee and pursuant to Rule 457(c) of the Securities Act of 1933, based upon the average of the high and low sale prices of the Common Stock as reported on The NASDAQ Global Select Market on May 1, 2012.

PROSPECTUS

UMB Financial Corporation

Dividend Reinvestment and Stock Purchase Plan

500,000 Shares of Common Stock (Par Value $1.00 Per Share)

UMB Financial Corporation (“UMB”) offers its existing shareholders the opportunity to participate in its Dividend Reinvestment and Stock Purchase Plan (“Plan”). The Plan is a convenient way for you to:

•	Purchase additional shares of our common stock

•	Reinvest all or some of your cash dividends in additional shares

The administrator of the Plan may buy shares of common stock on the open market on The NASDAQ Global Select Stock Market (“NASDAQ”) or directly from UMB. If it buys the shares on the open market, the price of the shares will be the weighted average cost of all shares purchased for the relevant investment date. If it buys the shares from UMB, the price will be the average of the high and low prices of the common stock for the relevant investment date as reported on NASDAQ.

UMB’s common stock is traded on the NASDAQ under the symbol “UMBF.” The closing price of the common stock on May 1, 2012 on the NASDAQ was $48.13 per share.

Participating in the Plan and investing in our common stock involves risks. You should carefully consider the information under the heading “Risk Factors” beginning on page 3.

Our principal executive office is located at 1010 Grand Boulevard, Kansas City, Missouri 64106, and the telephone number is (816) 860-7000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Securities purchased or held under the terms of the Plan are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of UMB, and they are not insured by the Federal Deposit Insurance Corporation, the bank insurance fund or any government agency and may lose value.

The date of this prospectus is May 2, 2012

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement filed with the Securities and Exchange Commission, or the SEC. Under this registration statement, we may offer up to a total of 500,000 shares of our common stock described in this prospectus pursuant to the Plan. This prospectus provides you with a general description of the Plan. We may also add, update or change the information contained in this prospectus by means of a supplement to this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more detail on descriptions of the matters discussed in this prospectus. Before you invest in our securities, you should carefully read the registration statement (including the exhibits) of which this prospectus forms a part, this prospectus, any prospectus supplement and the documents incorporated by reference into this prospectus. The incorporated documents are described under “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone else to provide you with any different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is current only as of the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed materially since that dates.

Unless the context otherwise requires or as otherwise indicated, when we refer to “UMB,” the “Company,” “we,” “us” or “our” in this prospectus or when we otherwise refer to ourselves in this prospectus, we mean UMB Financial Corporation and its subsidiaries, unless the context clearly indicates otherwise.

CAUTIONARY STATEMENTS REGARDING

CERTAIN FORWARD-LOOKING INFORMATION

This prospectus and the documents incorporated or deemed incorporated by reference as described under the heading “Where You Can Find More Information” contain forward-looking statements that are not based on historical facts. In some cases, you can identify forward-looking statements by use of the words “may,” “should,” “expect,” “plan,” “anticipate,” “estimate,” “predict,” “potential,” or “continue.” Forward-looking statements include, but are not limited to, statements regarding financial condition, results of operations, plans, objectives, future financial performance and business of the Company. These forward-looking statements are based on assumptions, expectations, and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties, including those discussed under the heading “Risk Factors” in this prospectus and in our other SEC filings. These risks and uncertainties could cause actual results, developments and business decisions to differ materially from those contemplated or implied by forward-looking statements. Consequently, you should recognize these statements for what they are and we caution you not to rely upon them as facts. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements. We disclaim any duty to update the forward-looking statements, which apply only as of the date of this prospectus. Some of the factors that may cause actual results, developments and business decisions to differ materially from those contemplated by these forward-looking statements include the following:

•	General economic and political conditions, either nationally, internationally or in the Company’s footprint, may be less favorable than expected;

•	Legislative or regulatory changes;

•	Changes in the interest rate environment;

•	Changes in the securities markets impacting mutual fund performance and flows;

•	Changes in operations;

•	The ability to successfully and timely integrate acquisitions;

•	Competitive pressures among financial services companies may increase significantly;

•	Changes in technology may be more difficult or expensive than anticipated;

•	Changes in the ability of customers to repay loans;

•	Changes in loan demand may adversely affect liquidity needs;

•	Changes in employee costs; and

•	Results of litigation claims.

This list of factors is not all-inclusive because it is not possible to predict all factors. You should also carefully consider the information contained under the heading “Risk Factors” in this prospectus and in our other SEC filings.

UMB FINANCIAL CORPORATION

UMB Financial Corporation, a Missouri corporation (“UMB”), was organized in 1967 under Missouri law for the purpose of becoming a bank holding company registered under the Bank Holding Company Act of 1956. In 2001, UMB elected to become a financial holding company under the Gramm-Leach-Bliley Act of 1999 (“GLB Act”). UMB owns all of the outstanding stock of four commercial banks and 21 other subsidiaries.

The four commercial banks are engaged in general commercial banking business. The principal location of each bank is in Missouri, Colorado, Kansas and Arizona, respectively. The principal subsidiary bank, UMB Bank, n.a., whose principal office is in Missouri, also has branches in Illinois, Kansas, Nebraska and Oklahoma. The banks offer a full range of banking services to commercial, retail, government and correspondent bank customers. In addition to standard banking functions, the principal subsidiary bank, UMB Bank, n.a., provides commercial and retail banking services including investment and cash management services and a full range of trust activities for individuals, estates, business corporations, governmental bodies and public authorities. Subsidiaries of the Company include mutual fund and alternative investment services group, single-purpose companies that deal with brokerage services and insurance and Scout Investments, offering equity and fixed income investment strategies for institutions and individual investors. The Company’s products and services are grouped into three segments, Commercial Financial Services, Institutional Financial Services and Personal Financial Services. The primary non-bank subsidiaries of the Company are described below.

UMB Fund Services, Inc., located in Milwaukee, Wisconsin, Kansas City, Missouri and Boston, Massachusetts, provides services to mutual fund groups representing funds and managed account services to asset management groups. In addition, JD Clark & Co., Inc., a subsidiary of UMB Fund Services, Inc., located in Ogden, Utah and Media, Pennsylvania provides services to alternative investment groups.

Scout Investments, Inc. is an institutional asset management company located in Kansas City, Missouri. Scout Investments, Inc. offers domestic and international equity investments through Scout Asset Management and fixed income investments through Reams Asset Management both divisions of Scout Investments, Inc.

Prairie Capital Management, LLC, headquartered in Kansas City, Missouri, is a wealth management consulting firm and serves as investment manager to proprietary pooled investment vehicles, including traditional diversified equity funds, hedge funds, and private equity funds. Prairie Capital has branch offices in Illinois, Colorado and Pennsylvania.

RISK FACTORS

Investing in our securities involves risks. Our business is influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond our control. You should carefully consider the information under the heading “Risk Factors” in:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2011, which is incorporated by reference into this prospectus; and

•	documents we file with the SEC after the date of this prospectus and which are deemed incorporated by reference into this prospectus.

In addition, there are risks related to participating in the Plan:

There are market risks associated with investing in the Plan.

Participants in the Plan generally have no control over or authority to direct the timing or price at which shares of common stock are purchased or sold for their Plan accounts. Orders to purchase or sell shares (except for market order sales) may be processed up to five business days after the order is received. Therefore, participants in the Plan bear market risk associated with fluctuations in the price of our common stock. In addition, no interest is paid on funds held by the administrator pending investment.

There are tax consequences to reinvesting cash dividends under the Plan.

In general, the full amount of cash dividends paid on a participant’s shares of our common stock under the Plan is considered to be received by the participant for federal income tax purposes whether actually received in cash or reinvested in additional shares under the Plan. Therefore, by electing to reinvest cash dividends in additional shares of our common stock, a participant in the Plan may incur tax liability without having received the cash dividends to satisfy that liability.

We may be unable to, or may choose not to, continue to pay dividends on our common stock at current rates or at all.

Any future payments of cash dividends will depend on our financial condition, our capital requirements and earnings, and the ability of our operating subsidiaries to distribute cash to us, as well as other factors that our Board of Directors may consider.

The price of our common stock can be volatile. This volatility may affect the price at which you could sell your common stock, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock.

The market price for our common stock may be volatile. This volatility may affect the price at which you could sell our common stock, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock. Our stock price may be volatile and subject to significant price and volume fluctuations in response to market and other factors, including: the other risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2011, and subsequent filings with the SEC; variations in our quarterly operating results from our or securities analysts’ or investors’ expectations; downward revisions in securities analysts’ estimates; and announcement by us or our competitors of significant acquisitions, joint ventures, capital commitments or other material developments.

As of April 30, 2012, we had outstanding approximately 40,544,691 shares of our common stock and options to purchase approximately 1,946,814 shares of our common stock (of which 1,007,167 were exercisable as of that date).

IMPORTANT CONSIDERATIONS

The purpose of the Plan is to provide a convenient and useful service for our current shareholders. Nothing in this prospectus or other Plan information represents a recommendation by us or anyone else that any person buy or sell our common stock. We urge you to read this prospectus and the documents incorporated or deemed incorporated by reference in this prospectus thoroughly before you make your independent investment decision regarding participation in the Plan.

The value of our shares may increase or decrease from time to time. There is no assurance whether, or at what rate, we will continue to pay dividends. The Securities Investor Protection Corporation, the Federal Deposit Insurance Corporation, or any other entity does not insure Plan accounts.

USE OF PROCEEDS

If we issue new shares of common stock under the Plan, the net proceeds will be added to our general funds and used for general corporate purposes. If the Plan administrator buys shares of Common Stock on the open market, we will receive no proceeds from such purchases.

SUMMARY OF PLAN HIGHLIGHTS

Because this section is a summary, it does not contain all the information that may be important to you. You should read the entire prospectus carefully.

How to Enroll. You must be a shareholder to participate in the Plan. You may enroll either by completing an enrollment form and sending it to the Plan administrator, or by enrolling on-line through the Plan administrator’s website.

We pay all administrative fees associated with purchases through the Plan, including brokerage commissions for open market share purchases.

Optional Investments. After you enroll, you can make optional investments in our common stock in any amount from a minimum of $50 to a maximum of $40,000 per year. Investments can be automatically deducted directly from your bank account provided the amount meets the minimum/maximum requirements. You can change the amount at any time provided you give the Plan administrator proper instructions about any changes at least ten business days prior to the next investment date.

How to Pay for Shares. You can make purchases in various ways — by check, automatic deduction or dividend reinvestment. Your investment dollars (minus applicable brokerage fees in the case of open market purchases) are fully used to purchase our shares.

Reinvest Dividends Automatically. You can automatically reinvest all or part of your dividends in additional shares. If you reinvest part of your dividends, you will receive your remaining dividends in cash.

Sell Plan Shares. You can sell some or all of your shares through the Plan administrator for a nominal service charge of $15 (or $25 for market orders) plus a nominal commission fee (currently $0.12) per share.

Direct Deposit of Dividends. If you do not reinvest your dividends, you can have your dividends deposited directly into your checking or savings account by electronic transfer on the dividend payment date.

No Certificates. The Plan administrator will not issue certificates for shares purchased under the Plan. The Plan administrator will record your shares in book-entry form and your account statement will show the number of shares held in your Plan account.

TERMS OF THE PLAN

Eligibility. The following U.S. persons or entities can participate in the Plan if they follow the steps described below under “Enrollment:”

(i) Record owners: If you own UMB’s common stock in your own name, you are a record owner eligible to participate in the Plan.

(ii) Beneficial owners: If your UMB common stock is held in a brokerage account or in the name of a broker, bank or other nominee, you may participate in the Plan by becoming a record owner. You may arrange this by having one or more shares of UMB stock transferred into your name from that of your broker, bank or other nominee.

A citizen or resident of a country outside the United States also is eligible if participation does not violate any governmental regulations or laws.

If you are a beneficial owner of our stock (that is, your shares are registered in names other than your own, such as a broker or bank nominee), your beneficially owned shares are not eligible for dividend reinvestment through the Plan. You can, however, enroll these shares for dividend reinvestment by first transferring them into a book-entry account registered in your own name or requesting the issuance of a certificate representing the shares. Please contact your broker or nominee for more information. Once the shares are represented by a certificate registered in your name, or moved into a book-entry account registered in your name with the Plan administrator, the shares will be eligible for dividend reinvestment through the Plan.

Administration. Computershare Trust Company, N.A. (the “Plan administrator”) administers the Plan. The Plan administrator also serves as transfer agent, registrar and dividend paying agent for us. In addition, the Plan administrator receives and invests all cash investments by participants, maintains participants’ Plan account records, issues periodic account statements and performs other duties relating to the Plan. If you have questions about the Plan, you may contact the Plan administrator:

Computershare Trust Company, N.A.

c/o Computershare Investor Services

P.O. Box 43078

Providence, RI 02940-3078

Phone: (800) 884-4225 (toll-free)

(781) 575-4706

Website: www.computershare.com/investor

Enrollment. Read the prospectus carefully. To participate in the Plan, you must already be a UMB shareholder and you must complete and sign an enrollment form and return it to the Plan administrator. The enrollment form is available from the Plan administrator. You can also enroll on-line through the Plan administrator’s website, www.computershare.com/investor, and follow the instructions provided. You can elect to reinvest cash dividends paid on at least one whole share.

There is no obligation to reinvest dividends you receive on shares you purchase through the Plan. After the Plan administrator approves your enrollment and receives your funds (if you are investing), your participation in the Plan begins.

Optional Investments. After you enroll, you can make investments in our common stock in any amount from a minimum of $50 to a maximum of $40,000 per year. You may not invest more than $40,000 per year, not counting qualified Plan distributions, if any. You have no obligation to make optional investments.

You can make your investments by personal check payable to “Computershare-UMB.” Return your payment to the Plan administrator with a completed enrollment form or the tear-off remittance portion included with your statement of account. The Plan administrator will not accept cash, money orders or third party checks. Checks must be payable in U.S. dollars and drawn on a U.S. bank.

You may also make initial and optional investments through online bank debits by going to the Plan administrator’s website and authorizing a one-time online bank debit from an account at a bank or financial institution. These funds will be held by the Plan administrator until the next investment date. You should refer to the online confirmation for the account debit date and investment date.

Automatic Investment. You can automatically invest a specified amount (not less than $50 and not more than $40,000 per year) deducted directly from your bank account by completing the applicable section on the Direct Debit Authorization form and returning it to the Plan administrator, or on-line through the Plan administrator’s website. Funds will be deducted from your account on the 26th of each month; if that day is not a business day, the funds will be deducted on the first business day thereafter. You can change or stop automatic investments by completing and returning the applicable section on a new enrollment form, or by sending written notification to the Plan administrator, or through the Plan administrator’s website. The Plan administrator must receive your instructions and authorization ten business days prior to the investment date.

Investment Dates. Optional investments will be invested on the first day of the month, or if the first day is not a business day, the first business day thereafter. Each date the Plan administrator invests your optional investment funds is referred to as an “investment date”. If you elect to reinvest some or all of the cash dividends on your shares in the Plan, those dividends will be invested in additional shares of our common stock on the dividend payment date (the “dividend investment date”). If the dividend payment date is not a trading day, then the dividend investment date will be the next trading day.

Dividend Reinvestment Options

You can reinvest cash dividends paid on all or some of your shares in the Plan by making the appropriate selection on the enrollment form, or on-line through the Plan administrator’s website. You can also change your reinvestment selection by either sending written notice to the Plan administrator or on-line through the Plan administrator’s website. To be effective for a particular dividend period, the Plan administrator must receive your instructions prior to the record date for the dividend. Your dividend reinvestment options are:

•

Full Dividend Reinvestment — If you choose this option, all of your dividends that become payable on shares in the account that you specify will be reinvested on the dividend investment date to purchase additional shares of our common stock.

•	Partial Dividend Reinvestment — You may reinvest dividends on a specific percentage of shares in the account you specify. Dividends on remaining shares will be paid to you by cash or direct deposit.

•	No Dividend Reinvestment — If you choose this option, all dividends on shares in the account that you specify will be paid to you in cash unless and until you direct otherwise.

OTHER INVESTMENT INFORMATION

No interest is paid on funds held by the Plan administrator pending investment. All investments must be in U.S. dollars and are subject to collection by the Plan administrator of full face value.

There is a $25 charge for each check, electronic funds transfer, or other investment that is rejected due to insufficient funds. The Plan administrator will consider the request for investment of such funds to be null and void, and will immediately remove from your account those shares, if any, purchased upon the prior credit of such funds. The Plan administrator will be entitled to sell shares in your account to satisfy any uncollected amount, plus the $25 charge. If the net proceeds of the sale of those shares are insufficient to satisfy the balance of any uncollected amount, the Plan administrator is entitled to sell such additional shares from your account as may be necessary to satisfy any uncollected balance. When you enroll in the Plan, you authorize the Plan administrator to deduct this charge and sell shares from your Plan account, if necessary.

Direct Deposit. You may have any cash dividend that is not being reinvested deposited directly into your bank account. Please contact the Plan administrator for details. You may also elect direct deposit through the Plan administrator’s website. You may change direct deposit account information or terminate direct deposit by providing notice to the Plan administrator. To be effective for a particular dividend period, the Plan administrator must receive your instructions fifteen calendar days prior to the record date for the dividend.

No Certificates. The Plan Administrator will deposit the shares in your Plan account in book-entry form. You may not pledge shares of stock held in book-entry form by the Plan administrator in your Plan account as collateral for a loan or otherwise assign those shares.

Selling Shares through the Plan. You can sell some or all of the shares held in your Plan account at any time by contacting the Plan administrator. You may sell only whole shares. You have two choices when making a sale through the Plan:

•

Market Order: A market order is a request to sell shares promptly at the current market price. Market order sales are only available through the Plan administrator’s website, or by calling the Plan administrator. Market order sale requests received by telephone or through the Plan administrator’s website will be placed promptly upon receipt during market hours (normally 9:30 a.m. to 4:00 p.m. Eastern time). Any orders received after 4:00 p.m. Eastern time will be placed promptly on the next day the market is open. The price will be the market price of the sale obtained by the Plan administrator’s broker, less a service fee of $25 and a processing fee of $0.12 per share sold. Proceeds are normally paid by check, which are distributed within 24 hours after the transaction has settled.

•

Batch Order: A batch order is an accumulation of all sale requests for a security submitted together as a collective request. Batch orders are submitted on each market day, assuming there are sale requests to be processed. Sale instructions for batch orders received by the Plan administrator will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. Batch order sales are available through the Plan administrator’s website or by calling the Plan administrator. The Plan administrator will cause your shares to be sold on the open market within five business days of the receipt of your request. To maximize cost savings for batch order sales requests, the Plan administrator may combine each selling participant’s shares with those of other selling participants. In every case of a batch order sale, the price to each selling participant will be the weighted average sale price obtained by the Plan administrator’s broker for each aggregate order placed by the Plan administrator and executed by the broker, less a service fee of $15 and a processing fee of $0.12 per share sold. Proceeds are normally paid by check, which are distributed within 24 hours after the transaction has settled.

All per-share processing fees include any brokerage commissions the Plan administrator is required to pay. All sale instructions are final when the Plan administrator receives them; your sale instructions cannot be stopped or cancelled. The Plan administrator may, for various reasons, require your transaction request to be submitted in writing. You should contact the Plan administrator to determine if there are any limitations applicable to your particular sale request.

A request to sell all of your shares in your Plan account will be treated as a withdrawal from the Plan, as described in the next section.

Closing a Plan Account. You can close your Plan account at any time by completing and sending back the Transaction Request form attached to your Plan statement, or by calling or sending written notification to the Plan administrator, or through its website. Electing to sell or withdraw all shares from your Plan account automatically terminates your Plan participation. If you close your Plan account by withdrawing all shares, the Plan administrator will transfer all whole shares in your Plan account into another book-entry account in your name and the cash value of any fractional share will be paid to you by check, less a service fee of $15 and a processing fee of $0.12 per share transferred.

If instructions to close a Plan account for which dividends are to be reinvested are received near a dividend payment record date, the Plan administrator, in its sole discretion, may either distribute such dividends in cash or reinvest them in shares on behalf of such Plan account. In the event reinvestment is made, the Plan administrator will process the account closing as soon as practicable, but in no event later than five business days after any dividend disbursement is allocated to your Plan account. After you close a Plan account, you cannot make future investments through the Plan without re-enrolling.

We, or the Plan administrator, on our behalf, have the right to deny, suspend or terminate your participation in the Plan on grounds of excessive enrollment and termination. This is intended to minimize administrative expense and encourage long-term investment.

Sources and Price of Shares. We may direct whether the Plan administrator purchases shares (i) in the open market on the NASDAQ or (ii) from us. Any purchase of shares from us by the Plan administrator will be made pursuant to a registration statement filed with the SEC of which this prospectus is a part. The price of any shares purchased from us will be the average of the high and low sale prices as reported on the NASDAQ on the transaction date. Otherwise, shares purchased with respect to a particular investment date are credited to your Plan account at the weighted average price per share of all shares purchased with respect to that investment date, less the applicable brokerage commission described in this prospectus.

If shares are purchased for the Plan on the open market, the Plan administrator may, at its sole discretion, begin purchasing shares no earlier than three business days prior to any investment date and complete purchasing shares no later than 30 days after such date except where beginning at an earlier date is permissible or where completion at a later date is necessary or advisable under applicable federal regulatory and securities laws. The Plan administrator will use its best efforts to cause all funds received by it to be applied to the purchase of shares within the above discussed time period. If shares are purchased directly from us, such purchase shall take place on the investment date.

The Plan administrator may combine all participants’ funds for the purpose of making purchases of shares for the same investment period under the Plan.

You do not have control or authority to direct the price or time (except for market orders) at which common stock is purchased or sold for Plan accounts. Therefore, you bear market risk associated with fluctuations in the price of common stock.

Account Statements. You will receive quarterly statements from the Plan administrator of your account reflecting the amount invested, the purchase price, the number of shares purchased, deposited, sold, transferred, or withdrawn, the total number of shares accumulated and other information quarterly or whenever your account has a transaction activity. The statement will also reflect the cost basis of any shares acquired after January 1, 2011 and should be retained for income tax purposes. The quarterly statements consolidate all shares, certificated as well as book-entry shares. You should keep your statements for income tax and other purposes. If you need a replacement statement, you should contact the Plan administrator. There may be a fee for providing copies of statements for any period in a prior calendar year. Account information may also be obtained through the Investor Centre feature of the Plan administrator’s website, www.computershare.com/investor.

Reports. All notices, statements and reports will be mailed to the latest address on record with the Plan administrator. Address changes may be made in writing or by telephone to the Plan administrator.

MISCELLANEOUS

Rights Offering, Stock Dividends and Stock Splits. Stock dividends or split shares on your Plan book-entry shares will be credited to your book-entry Plan account. In the event of a rights offering, rights will be based on the number of shares credited to your account.

Voting Rights. You can vote all whole and fractional shares of common stock held in your Plan account in person or by proxy. If you do not vote in person or by proxy, your shares will not be voted.

Limitation of Liability. We, our directors, officers, employees, and the Plan administrator and its representatives are not liable for anything done in good faith or good faith omissions in administering the Plan. This includes any claim of liability based on the prices or times at which shares are purchased or sold or any change in market price of shares or for the payment or amount of any future dividends on common stock. This is not a waiver of rights you may have under applicable securities laws.

Termination of the Plan. We can change, suspend or terminate the Plan at any time, in whole or in part, or may terminate the participation of any participant. We reserve the right to close your Plan account if you do not own at least one whole book-entry or certificate share of record. In that case, notices will be mailed to your last known address, along with a check for the cash value of any fractional share, less any applicable fees.

Certain U.S. Federal Income Tax Consequences. The following is a summary of material U.S. federal income tax consequences of participation in the Plan as of the date of this prospectus. This summary is limited to Plan participants who hold our common stock as a capital asset (generally, property held for investment). This summary is based on current law (including administrative guidance), is for general information only and is not tax advice. This summary may not reflect every possible situation resulting from participation in the Plan and does not address participants subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, partnerships and other pass-through entities, tax-exempt organizations, financial institutions, broker-dealers, participants who hold our stock as part of a “straddle,” “hedge,” “conversion transaction” or other integrated investment, and participants whose functional currency is not the U.S. dollar). The summary does not apply to foreign participants, except as specifically indicated below under “Information Reporting and Withholding.” All participants should consult with their own tax advisors regarding the specific tax consequences to them under applicable federal, state, local and foreign tax laws and the impact of any changes in applicable tax laws, which may have retroactive effect.

Optional Investments. In general, a participant who makes an optional investment under the Plan will not realize gain or loss for U.S. federal income tax purposes as a result of the purchase of shares pursuant to such investment, and the participant’s tax basis in such shares will equal the purchase price of the shares (including the amount of any applicable brokerage fees). A participant’s holding period for such shares generally will begin on the day following the date on which such shares are credited to the participant’s Plan account.

Reinvestment of Dividends. In general, the full amount of cash dividends paid to you by us (including any amount used to pay applicable brokerage commissions for open market purchases and any amount paid with respect to fractional shares) is considered received by you for U.S. federal income tax purposes whether actually received or reinvested under the Plan. If a reinvested dividend is used to acquire shares of our common stock from us, you generally will be treated as having received a distribution in an amount equal to the fair market value of the acquired common stock (including any amounts received with respect to fractional shares). If a reinvested dividend is used to purchase common shares in the open market, you generally will be treated as having received a distribution equal to the amount of the cash dividend used to make such purchase (including any amount used to pay applicable brokerage commissions and any amount received with respect to fractional shares). In either case, the distribution received by you will be increased by the amount of any tax withholding that was deducted from the reinvested dividend.

Generally, any such dividends (including deemed dividends described above) will be taxable to you as ordinary dividend income to the extent of your pro rata share of our current or accumulated earnings and profits for U.S. federal income tax purposes. Dividend income recognized by a corporation may be eligible for the dividends-received deduction if certain holding period and other requirements are met. Through December 31, 2012, dividend income recognized by an individual or other non-corporate participant may be taxable at the preferential rates applicable to long-term capital gain if certain holding period and other requirements are met. Otherwise, dividends will be taxable at ordinary income tax rates. The amount of any dividends in excess of your pro rata share of our current and accumulated earnings and profits will reduce your tax basis in the common stock with respect to which the dividend was received, and, to the extent it exceeds such tax basis, will result in capital gain that will be taxable as long-term capital gain if the distribution is with respect to shares that have been held by the participant for more than one year.

Shares of our common stock purchased on the open market or purchased from us with reinvested dividends generally will have a basis equal to the amount of the distribution you are treated as receiving, as described above, less the amount of any tax withholding deducted from the reinvested dividend. Your holding period for such shares generally will begin on the day following the date on which such shares are credited to your Plan account.

Deposit, Withdrawal or Sale of Shares. You generally will not realize gain or loss for U.S. federal income tax purposes upon the deposit of shares to the Plan or the withdrawal of whole shares in certificate form from the Plan, but generally will recognize capital gain or loss on the sale or other taxable disposition of any of your shares held in the Plan (including the receipt of cash for fractional shares). The amount of gain or loss generally will be the difference between the amount realized from the sale or other taxable disposition of shares (including amounts received with respect to fractional shares) and the tax basis of those shares (or fractional shares). Unless you specifically identify the shares that are being sold, a first in, first out, or FIFO, method will be used when determining the tax basis of the shares sold. Capital gain will be taxable as long-term capital gain if such shares have been held by the participant for more than one year. Under current law, net long term capital gains recognized by individuals and other non-corporate participants are generally eligible for taxation at a preferential rate. The deductibility of capital losses is subject to limitations.

Medicare Tax on Net Investment Income. For taxable years beginning after December 31, 2012, a participant that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the participant’s “net investment income” (in the case of individuals) or “undistributed net investment income” (in the case of estates and trusts) for the relevant taxable year and (2) the excess of the participant’s “modified adjusted gross income” (in the case of individuals) or “adjusted gross income” (in the case of estates and trusts) for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A participant’s net investment income generally will include its dividends on the common stock and its net gains from the disposition of the common stock. If you are a participant that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the common stock.

Information Reporting and Withholding. Participants that fail to provide certain U.S.

federal income tax certifications in the manner required by law may be subject to U.S. federal backup withholding tax. If your dividends are subject to U.S. federal backup withholding tax, the administrator will deduct the appropriate amount of tax required to be withheld, and only the remaining amount will be reinvested in common stock, or paid to you. Certain participants (including most corporations) are exempt from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules can be refunded or credited against your U.S. federal income tax liability, provided that the required information is timely furnished to the Internal Revenue Service. We cannot refund U.S. federal backup withholding tax amounts. If you are subject to such withholding, you should contact your tax advisors or the Internal Revenue Service for information.

In the case of dividend reinvestments by a foreign participant who is subject to U.S. federal income tax withholding on distributions, the amount of tax required to be withheld will be deducted from the amount of reinvested dividends and only the remaining amount will be invested in Plan shares. Foreign participants should consult their own tax advisors regarding the applicability of U.S. federal income tax withholding to them and all other tax consequences to them under applicable tax laws and any applicable tax treaties.

Under recently enacted legislation, withholding is scheduled to be required in certain instances with respect to dividends in respect of our common stock and gross proceeds from the sale of our common stock for participants that hold our common stock through a foreign financial institution or a foreign non-financial entity. Subject to certain exceptions, a 30% withholding tax will be imposed on such payments if paid to a foreign financial institution or to a foreign non-financial entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner. If the payee is a foreign financial institution, it generally must enter into an agreement with the United States Treasury Department requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to certain other account holders. Pursuant to IRS guidance, future Treasury regulations will provide that such withholding applies only to dividends paid in respect of our common stock on or after January 1, 2014, and to gross proceeds from the sale or other disposition of our common stock paid on or after January 1, 2015. Proposed Treasury regulations have been published reflecting such effective dates. If withholding is required under these rules, the appropriate amount of tax will be deducted and only the remaining amount will be reinvested or paid. Prospective participants should consult their tax advisors regarding these rules.

We must report annually to the Internal Revenue Service and to each shareholder the amount of all actual and deemed dividend distributions and the amount of tax withheld from those distributions. The Plan administrator, as required, will report to the participant and to the Internal Revenue Service the proceeds from the sale of any Plan shares and the tax basis of the shares sold.

DESCRIPTION OF COMMON STOCK

General. The following descriptions of our common stock and the relevant provisions of our restated Articles of Incorporation and by-laws are summaries and are qualified by references to our Articles of Incorporation and by-laws which have been previously filed with the SEC and are exhibits to this registration statement, of which this prospectus is a part, as well as the applicable Missouri General and Business Corporation Law.

Under our Articles of Incorporation, we are authorized to issue eighty-one million (81,000,000) shares of stock, divided into classes as follows:

•	One million (1,000,000) shares of Preferred Stock with a par value of one cent ($0.01) per share; and

•	Eighty million (80,000,000) shares of Common Stock with a par value of one dollar ($1.00) per share.

At April 30, 2012, approximately 40,544,691 shares of common stock were outstanding. No shares of Preferred Stock are currently outstanding but such shares may be issued from time to time in accordance with the Articles of Incorporation. The voting powers, designations, preferences, rights and qualifications, limitations, or restrictions of any series of Preference Stock will be set by our board of directors when it is issued.

Dividend Rights and Limitations. The holders of our common stock are entitled to receive such dividends as our board of directors may from time to time declare, subject to any rights of the holders of our preferred stock. Our ability to pay dividends depends primarily upon the ability of our subsidiaries to pay dividends or otherwise transfer funds to us.

Voting Rights. Except as otherwise provided by law, the holders of our common stock have the exclusive right to vote for all general purposes and for the election of directors through cumulative voting. This means each shareholder has a total vote equal to the number of shares they own multiplied by the number of directors to be elected. These votes may be divided among all nominees equally or may be voted for one or more of the nominees either in equal or unequal amounts. The nominees with the highest number of votes are elected.

Liquidation Rights. In the event of any dissolution or liquidation of the Company, after there shall have been paid to or set aside for the holders of shares of outstanding Preferred Stock, if any, the full preferential amounts to which they are entitled, the holders of outstanding shares of common stock shall be entitled to receive pro rata, according to the number of shares held by each, the remaining assets available for distribution.

Miscellaneous. The outstanding shares of common stock are, and the shares of common stock sold hereunder will be, upon payment for them, fully paid and nonassessable. The holders of our common stock are not entitled to any preemptive or preferential rights to subscribe for or purchase any part of any new or additional issue of stock or securities convertible into stock. Our common stock does not contain any redemption provisions or conversion rights.

Transfer Agent and Registrar. Computershare Trust Company, N.A. acts as transfer agent and registrar for our common stock.

Listing. The common stock of UMB Financial Corporation is listed on the NASDAQ under the symbol “UMBF”.

LEGAL MATTERS

Legal matters with respect to the common stock offered under this prospectus will be passed upon by Stinson Morrison Hecker LLP.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from UMB Financial Corporation’s Annual Report on Form 10-K, and the effectiveness of UMB Financial Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, and proxy statements and other information with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval system and these filings are publicly available through the SEC’s website (http://www.sec.gov). You may read and copy such material at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with them. This means that we can disclose important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be included in and an important part of this prospectus and should be read with the same care. Information that we file later with the SEC that is incorporated by reference into this prospectus will automatically update and supersede this information. We are incorporating by reference into this prospectus the following documents that we have filed with the SEC and any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding information deemed to be furnished and not filed with the SEC) until the offering of the securities described in this prospectus is completed:

•

Our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 28, 2012 (including, if applicable, information specifically incorporated by reference into our Form 10-K from our definitive proxy statement and annual report to stockholders); and

•	Our Current Reports on Form 8-K filed with the SEC on April 27, 2012, April 24, 2012, April 12, 2012, March 15, 2012, and January 25, 2012.

In addition, UMB is incorporating by reference the description of UMB’s common stock from Amendment No. 1 on Form 8 to its General Form for Registration of Securities on Form 10 dated March 5, 1993.

Our website is www.umb.com. Information contained on our website is not incorporated herein. We make available, free of charge, on or through our website, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. In addition, we make available on or through our website all other reports, notifications and certifications filed electronically with the SEC. You may obtain a free copy of our filings with the SEC by writing or telephoning us at the following address: UMB Financial Corporation, 1010 Grand Boulevard, Kansas City, Missouri 64106 (Telephone No.: 816-860-7000) Attention: Corporate Secretary, or by contacting us on our website.

UMB FINANCIAL CORPORATION

Dividend Reinvestment

and Stock Purchase Plan

500,000 Shares of

Common Stock

(Par Value $1.00 Per Share)

May 2, 2012

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14: OTHER EXPENSES OF ISSUANCES AND DISTRIBUTIONS

Expenses payable by the registrant for the sale of its securities, other than underwriting discount and commissions, are estimated as follows:

Securities and Exchange Commission	$2,763.00
Legal Fees and Expenses (including Blue Sky Fees)	15,000.00
Accounting Fees and Expenses	5,000.00
Printing of Registration Statement, Prospectus, etc.	5,000.00
Transfer Agent’s Fees and Expenses		*
Miscellaneous	2,000.00

Total	$29,763.00

*	Because an indeterminate number of shares may be sold by participants through the Plan, the transfer agent’s fees and expenses are not currently determinable.

Item 15: INDEMNIFICATION OF OFFICERS AND DIRECTORS

Missouri Revised Statutes (RSMo) Section 351.355 (2011) provides as follows:

1. A corporation created under the laws of this state may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

2. The corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees, and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

3. Except as otherwise provided in the articles of incorporation or the bylaws, to the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in subsections 1 and 2 of this section, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

4. Any indemnification under subsections 1 and 2 of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in this section. The determination shall be made by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit, or proceeding, or if such a quorum is not obtainable, or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders.

5. Expenses incurred in defending any civil, criminal, administrative, or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of the action, suit, or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by the corporation as authorized in this section.

6. The indemnification provided by this section shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the articles of incorporation or bylaws or any agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

7. A corporation created under the laws of this state shall have the power to give any further indemnity, in addition to the indemnity authorized or contemplated under other subsections of this section, including subsection 6, to any person who is or was a director, officer, employee or agent, or to any person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, provided such further indemnity is either (i) authorized, directed, or provided for in the articles of incorporation of the corporation or any duly adopted amendment thereof or (ii) is authorized, directed, or provided for in any bylaw or agreement of the corporation which has been adopted by a vote of the shareholders of the corporation, and provided further that no such indemnity shall indemnify any person from or on account of such person’s conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. Nothing in this subsection shall be deemed to limit the power of the corporation under subsection 6 of this section to enact bylaws or to enter into agreements without shareholder adoption of the same.

8. The corporation may purchase and maintain insurance or another arrangement on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section. Without limiting the power of the corporation to procure or maintain any kind of insurance or other arrangement the corporation may for the benefit of persons indemnified by the corporation create a trust fund, establish any form of self insurance, secure its indemnity obligation by grant of a security interest or other lien on the assets of the corporation, or establish a letter of credit, guaranty, or surety arrangement. The insurance or other arrangement may be procured, maintained, or established within the corporation or with any insurer or other person deemed appropriate by the board of directors regardless of whether all or part of the stock or other securities of the insurer or other person are owned in whole or in part by the corporation. In the absence of fraud the judgment of the board of directors as to the terms and conditions of the insurance or other arrangement and the identity of the insurer or other person participating in an arrangement shall be conclusive and the insurance or arrangement shall not be voidable and shall not subject the directors approving the insurance or arrangement to liability on any ground regardless of whether directors participating in the approval are beneficiaries of the insurance arrangement.

9. Any provision of this chapter to the contrary notwithstanding, the provisions of this section shall apply to all existing and new domestic corporations, including but not limited to banks, trust companies, insurance companies, building and loan associations, savings bank and safe deposit companies, mortgage loan companies, corporations formed for benevolent, religious, scientific or educational purposes and nonprofit corporations.

10. For the purpose of this section, references to “the corporation” include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director, officer, employee or agent of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as he or she would if he or she had served the resulting or surviving corporation in the same capacity.

11. For purposes of this section, the term “other enterprise” shall include employee benefit plans; the term “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and the term “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

Article IX, Section 4 of the By-Laws of UMB Financial Corporation provides as follows:

Section 4. Indemnification of Directors and Officers.

1. Any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was a director or officer of the Corporation or any of its subsidiaries (a subsidiary is defined as another corporation included in a controlled group of corporations of which the Corporation is a common parent), or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (which shall be deemed to include service in a fiduciary capacity or otherwise with respect to any employee benefit plan of the Corporation or any other corporation) shall, to the maximum extent permitted by applicable law, be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement (which shall include any excise taxes assessed against a person with respect to an employee benefit plan) actually and reasonably incurred by him or her in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation or the participants or beneficiaries of any employee benefit plan, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Any employee of the Corporation or its subsidiaries, when acting in a supervisory or managerial capacity, may likewise be indemnified, but such indemnification is not mandatory. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

2. Any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise shall, to the maximum extent permitted by applicable law, be indemnified against expenses (including attorneys’ fees) and amounts paid in settlement actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation. Any employee of the Corporation or its subsidiaries, when acting in a supervisory or managerial capacity, may likewise be indemnified, but such indemnification is not mandatory. However, no indemnification shall be made in respect of any claim, issue or matter as to which any person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Corporation unless and only to the extent that a court determines that, despite the adjudication of liability and in view of all the circumstances of the case, that the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

3. Except as may otherwise be provided in the Corporation’s By-Laws, any person who has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 or 2 above, shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

4. Except as provided in Section 5, indemnification of anyone under Sections 1 or 2, unless ordered by a court, shall be made by the Corporation only as authorized in each case upon a determination that it is proper because the director, officer or employee has met the applicable standard of conduct set forth. Such a determination shall be made by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, or if such a quorum is not obtainable, or even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders.

5. Notwithstanding anything herein to the contrary, no director, officer or employee shall be indemnified against any expenses, penalties or other payments incurred:

a. In an administrative proceeding or action instituted by a bank regulatory agency to the extent that such indemnification would constitute a “prohibited indemnification payment” (as such term is defined under applicable provisions of the Federal Deposit Insurance Act and regulations thereunder, as amended from time to time) except under circumstances specifically permitted by such Act and regulations, or that would otherwise constitute an indemnification payment that is prohibited by applicable provisions of law or regulations, or

b. Unless he or she notifies the Corporation in writing of the threatened, pending or completed action, suit, proceeding or investigation promptly on becoming aware thereof and, before incurring expense of any kind therein or in connection therewith, gives the Corporation or its insurer the opportunity to provide an independent attorney to represent him or her in, and to otherwise counsel him or her in connection with, any such action, suit, proceeding or investigation, or

c. For or with respect to any amount paid to settle a claim asserted or action, suit or proceeding brought or threatened against him or her unless the Corporation’s board of directors (1) approved the amount of such settlement as (A) reasonable and (b) not affecting the institution’s safety and soundness, or (2) could not, by reason of the action, intervention or threat of a court, government agency or instrumentality, act with complete independence and free of circumscription in relation to the subject matter, or

d. For or with respect to any claim made against him or her for an accounting of profits made from the purchase or sale by him or her of securities of the Corporation within the meaning of Section 16b of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any statutory law or common law, or

e. In connection with any action, suit or proceeding (or part thereof) initiated by such person claiming indemnification unless such action, suit or proceeding (or part thereof) initiated by such person was authorized by the board of directors of the Corporation.

6. The right to indemnification of officers and directors shall include the right, to the extent permissible under applicable provisions of law and regulations, to be paid by the Corporation reasonable expenses, including attorney’s fees (but not including any retainers or pre-payments of fees, unless such retainers or pre-payments are approved by the Board), incurred in defending any such action, suit or proceeding, in advance of its final disposition; provided, however, that the payment of such expenses in advance of the final disposition of such proceeding shall be made only:

a. upon delivery to the Corporation of a written agreement, by or on behalf of such director or officer, in which such director or officer agrees to repay all amounts so advanced if it should be ultimately determined by a court or other tribunal or by the board of directors, that (1) such person is not entitled to be indemnified under this Section or otherwise or (2) that such director or officer is assessed a civil money penalty imposed by a bank regulatory agency, is removed or prohibited from banking or is required under a final order to cease an action or take an affirmative action by a bank regulatory agency, and

b. until such time as the Board of Directors has made a final determination regarding indemnification under paragraph 4 above. If the Board of Directors’ final determination is that indemnification is not proper, then further advancement of expenses, including attorney’s fees, will immediately cease. If however the Board of Directors’ final determination is that indemnification is proper, then indemnification of expenses, including attorney’s fees, will continue.

7. Right of Claimant to Bring Suit.

a. If the claim of an officer or director for indemnification payments due to him/her under the provisions of these By Laws is not paid in full by the Corporation within thirty days after a written claim therefore has been received by the Corporation, the claimant may any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim.

b. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that the claimant is entitled to indemnification or advancement under the circumstances, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant is not entitled to indemnification or advancement, shall be a defense to the action or create a presumption that the claimant is not entitled to indemnification or advancement.

8. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of the Corporation or any of its subsidiaries or is or was serving at the request of the Corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the By Laws or applicable provisions of law, provided that such insurance shall not provide coverage inconsistent with that permitted by applicable statutes, rules and regulations.

9. The indemnification provided for directors, officers or employees of the Corporation shall not be deemed exclusive of any other rights to which those officers, directors or employees may be entitled under any By-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to actions in his or her official capacity and as to actions in another capacity while holding such office, and shall continue as to any person who has ceased to be a director, officer or employee of the Corporation and shall inure to the benefit of his or her heirs, executors and administrators.

10. The right to be indemnified or to the reimbursement or advancement of expenses of officers and directors pursuant hereto:

a. is a contract right based upon good and valuable consideration, pursuant to which the person entitled thereto may bring suit as if the provisions hereof were set forth in a separate written contract between the Corporation and the director or officer,

b. is intended to be retroactive and shall be available with respect to events occurring prior to the adoption hereof, and,

c. shall continue to exist after the rescission or restrictive modification hereof with respect to events occurring prior thereto.

ITEM 16: EXHIBITS

Reference is being made to the Index to the Exhibits at page E-1, such Index to Exhibits being incorporated into this Item 16 by reference.

ITEM 17: UNDERTAKINGS

The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; p provided , however , that no statement made in a registration statement or prospectus that is a part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Kansas City, State of Missouri, on this 2nd day of May, 2012.

UMB FINANCIAL CORPORATION

/s/ J. Mariner Kemper
J. Mariner Kemper Chairman of the Board

/s/ Michael D. Hagedorn
Michael D. Hagedorn Chief Financial Officer

/s/ Brian J. Walker
Brian J. Walker Senior Vice President, Controller (Chief Accounting Officer)

POWER OF ATTORNEY

We, the undersigned directors of UMB Financial Corporation, hereby severally constitute and appoint J. Mariner Kemper and Michael D. Hagedorn, and each of them singly, our true and lawful attorneys-in-fact, with full power of substitution and re-substitution, to sign for us and in our names in the capacities indicated below any and all amendments to this Registration Statement on Form S-3, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, may lawfully do or cause to be done by virtue hereof.

Date: May 2, 2012

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

/s/ DAVID R. BRADLEY, JR. David R. Bradley, Jr.	Director	/s/ NANCY K. BUESE Nancy K. Buese	Director

/s/ PETER J. DESILVA Peter J. deSilva	Director, President, and Chief Operating Officer	/s/ TERRENCE P. DUNN Terrence P. Dunn	Director

/s/ KEVIN C. GALLAGHER Kevin C. Gallagher	Director	/s/ GREGORY M. GRAVES Gregory M. Graves	Director

/s/ ALEXANDER C. KEMPER Alexander C. Kemper	Director	/s/ KRIS A. ROBBINS Kris A. Robbins	Director

/s/ THOMAS D. SANDERS Thomas D. Sanders	Director	/s/ L. JOSHUA SOSLAND L. Joshua Sosland	Director

/s/ PAUL UHLMANN III Paul Uhlmann III	Director	/s/ THOMAS J. WOOD III Thomas J. Wood III	Director

		/s/ J. MARINER KEMPER J. Mariner Kemper Attorney-in-Fact for each director	Director, Chairman of the Board

Date: May 2, 2012

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	* Articles of Incorporation of UMB Financial Corporation (Exhibit 3.1 to Form 10-Q for the quarter ended March 31, 2006 and filed with Commission on May 9, 2006).

4.2	* By-Laws of UMB Financial Corporation (Exhibit 3(ii).2 to Form 8-K filed on August 4, 2011).

5.1	Opinion of Stinson Morrison Hecker LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Stinson Morrison Hecker LLP (included in Exhibit 5.1).

*	Incorporated by reference herein as indicated.

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